UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 25, 2013

BALLY TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-31558	88-0104066
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6601 S. Bermuda Rd. Las Vegas, Nevada	89119
(Address of Principal Executive	(Zip Code)
Offices)

Registrant’s telephone number, including area code:  (702) 584-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INTRODUCTORY NOTE

On November 25, 2013, Bally Technologies, Inc. (“Bally”) announced that it completed the acquisition of SHFL entertainment, Inc. (“SHFL”).  Pursuant to the terms of the previously announced Agreement and Plan of Merger, dated as of July 15, 2013 (the “Merger Agreement”), by and among Bally, Manhattan Merger Corp., Inc. (“Merger Sub”), and SHFL, Merger Sub merged with and into SHFL, with SHFL continuing as the surviving corporation (the “Merger”).  As a result of the Merger, SHFL became an indirect wholly owned subsidiary of Bally.

Item 1.01.                                        Entry into a Material Definitive Agreement.

In connection with the closing of the Merger, on November 25, 2013, the Company entered into the Incremental Joinder Agreement (the “Joinder”) among the Company, certain subsidiaries of the Company, Bank of America, N.A., as administrative agent (the “Agent”), and the other lenders party thereto.  The Joinder provides for a term loan B facility (the “Term B Loan”) of $1.1 billion, the proceeds of which were used to finance the acquisition of SHFL.  The Term B Loan has a 7-year maturity, and bears interest at a rate equal to either the applicable base rate plus 2.25%, or LIBOR plus 3.25%.  The Term B Loan will be subject to amortization of 0.25% per quarter.

The foregoing description is not complete, and is subject to, and qualified in its entirety by reference to the complete text of the Joinder, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

As disclosed above, on November 25, 2013, Bally completed the acquisition of SHFL.  At the effective time of the Merger, pursuant to the terms of the Merger Agreement:  (i) each share of SHFL common stock, par value $0.01 (“SHFL Common Stock”) issued and outstanding immediately prior to such time, other than shares of SHFL Common Stock owned by Bally, Merger Sub, or SHFL (which were cancelled) and shares of SHFL Common Stock with respect to which dissenters’ rights were properly exercised and not withdrawn under Minnesota law, was automatically cancelled and converted into the right to receive $23.25 in cash, without interest (the “Merger Consideration”); (ii) each SHFL stock option outstanding as of July 15, 2013 was cancelled in exchange for the right of the holder to receive a lump sum cash payment equal to the number of shares of SHFL Common Stock underlying the SHFL stock option multiplied by the excess, if any, of the Merger Consideration over the exercise price of such SHFL stock option (the “Option Payment”); (iii) each award of SHFL restricted shares or restricted stock units outstanding as of July 15, 2013 was cancelled in exchange for the right of the holder to receive a lump-sum cash payment equal to the Merger Consideration multiplied by the number of shares of SHFL Common Stock underlying each award (the “Restricted Shares Payment”); and (iv) each award of SHFL performance units outstanding as of July 15, 2013 was cancelled in exchange for the right of the holder to receive a lump-sum cash payment equal to the Merger Consideration multiplied by the number of shares of SHFL Common Stock underlying the performance units at the applicable payout percentage (the “Performance Unit Payment”).  The aggregate amount paid by Bally in respect of all Merger Consideration, Option Payments, Restricted Shares Payments, and Performance Unit Payments was approximately $1.3 billion, which was funded in part pursuant to the Joinder.

The foregoing description is not complete, and is subject to, and qualified in its entirety by reference to the complete text of the Merger Agreement which was filed as Exhibit 2.1 to Bally’s Current Report on Form 8-K with the Securities and Exchange Commission on July 18, 2013, and which is incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 is set forth above under Item 1.01, Entry into a Material Definitive Agreement, and is incorporated herein by reference.

Item 5.02.                                 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 25, 2013, Bally issued a press release announcing that Mr. Mark Lerner, Senior Vice President, General Counsel and Secretary, would be retiring effective as of December 31, 2013.  A copy of the press release announcing Mr. Lerner’s retirement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01.                                        Other Events.

On November 25, 2013, Bally issued a press release announcing the completion of the Merger.  A copy of the press release announcing the completion of the merger is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(a)                                 Financial statements of businesses acquired.

Bally will file by amendment to this Current Report on Form 8-K the financial statements required by Item9.01(a) of Form 8-K not later than 71 calendar days after the date this Current Report on Form 8-K was required to be filed.

(b)                                 Pro forma financial information.

Bally will file by amendment to this Current Report on Form 8-K the pro forma financial information required by Item 9.01(b) of Form 8-K not later than 71 calendar days after the date this Current Report on Form 8-K was required to be filed.

(d)                                 Exhibits.

2.1

Agreement and Plan of Merger, by and among Bally Technologies, Inc., Manhattan Merger Corp. Inc., and SHFL entertainment Inc., dated as of July 15, 2013 (incorporated by reference to Exhibit 2.1 of Bally’s Current Report on Form 8-K filed with the SEC on July 18, 2013).

10.1	Incremental Joinder Agreement, by and among Bally Technologies, Inc., certain of its subsidiaries, the lenders party thereto and Bank of America, N.A., as administrative agent.

99.1	Press release dated November 25, 2013 announcing Mr. Lerner’s retirement.

99.2	Press release dated November 25, 2013 announcing completion of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BALLY TECHNOLOGIES, INC.

By:	/s/ Mark Lerner
Mark Lerner
Senior Vice President, General Counsel and Secretary

Dated: November 29, 2013